Exhibit 10.96

SALE AND PURCHASE AGREEMENT

FOR

ONE EXHAUST GAS CLEANING SYSTEM

BETWEEN

CHAMPION MARINE CO.

AND

HYUNDAI MATERIALS CORPORATION

THIS AGREEMENT, made this 28 day of September 2018, by and between CHAMPION MARINE CO., a corporation organized and existing under the laws of Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands] (hereinafter called the "BUYER"), the party of the first part, and HYUNDAI MATERIALS CORPORATION, a corporation organized and existing under the laws of Korea, having its principal office at 9F Shın-An Bldg., 512, Teheran-ro, Gangnam-gu, Seoul 06179, Korea (hereinafter called the "BUILDER," the party of the second part (the BUILDER and the BUYER hereinafter collectively referred to as the "Parties" or individually as a "Party").

WITNESSETH

A.
The BUILDER intends to design, build, equip, complete and deliver one (1) exhaust gas cleaning system to Yiu Lian Zhoushan Shipyard (the "YARD") for the BUYER and to sell the exhaust gas cleaning system to the BUYER under this Agreement.

B.	The BUYER intends to purchase and take delivery of such exhaust gas cleaning system from the BUILDER.

ARTICLE I – SCOPE OF THE AGREEMENT AND AGREEMENT DOCUMENTS

1.	Scope of the Agreement:

In accordance with this Agreement, the BUILDER shall sell and undertake to deliver and the BUYER shall buy and accept:

Delivery and commissioning of exhaust gas cleaning system for the one (1) Vessel (as defined below) being built by the Yard, as specified in Appendix No. 1, to this Agreement (referred to as the "VESSEL EQUIPMENT").

"Vessel" shall mean the MV Championship, IMO no. 9403516

The BUILDER may, at its sole discretion and responsibility, appoint suitable and technically reliable subcontractors and subcontract any portion of the construction work of the VESSEL EQUIPMENT.

2.	Agreement Documents

The sale and delivery of the VESSEL EQUIPMENT shall be performed by the BUILDER and accepted by the BUYER in accordance with this Agreement and with the following Appendices, which shall be construed as and form an integral and inseparable part of this Agreement and which are incorporated hereto as:

-	Appendix No. 1 Description and Technical Specification of the VESSEL EQUIPMENT
-	Appendix No. 2 Scope of Work by the BUILDER

The priority of the Appendices is valid in the order listed above. In case of any discrepancy or inconsistency between the terms of this Agreement and those specified in any of the Appendices thereto, the text of this Agreement shall take precedence over the Appendices.

ARTICLE II – PURCHASE PRICE AND TERMS OF PAYMENT

1.	Purchase Price:

The purchase price of the VESSEL EQUIPMENT is US$ 1,449,000 (the "Vessel Equipment Purchase Price"). The purchase price excludes any taxes, duties, stamps, VAT and fees applicable to the purchase of the VESSEL EQUIPMENT.

The Builder shall bear and pay all taxes duties, stamps, VAT and fees incurred in Korea in connection with execution and/or performance of this Agreement in its capacity as Builder.

The Buyer shall bear and pay all taxes, duties, stamps and fees incurred outside Korea in connection with execution and/or performance of this Agreement in its capacity as Buyer, except for taxes, duties, stamps and fees imposed upon those items to be procured by the Builder for construction of the VESSEL EQUIPMENT.

2.	Currency:

Any and all payments by the BUYER to the BUILDER under this Agreement shall be made in United States Dollars.

3.	Terms of Payment for the Vessel Equipment:

The Vessel Equipment Purchase Price shall be paid by the BUYER to the BUILDER in installments (collectively, the "Installments," individually, an "Installment") as follows:

(a)	First Installment equal to 40% of the Vessel Equipment Purchase Price (US$579,760): Within fourteen (14) days after signing of this Agreement

(b)
Second Installment equal to 40% of the Vessel Equipment Purchase Price (US$579,760): Within fourteen (14) days after the VESSEL EQUIPMENT is ready for dispatch in Korea (EX Work from the Builder) to the port mentioned in Article 3.1 below (the "Port")

(c)	Third Installment equal to 10% of the Vessel Equipment Purchase Price (US$144,900): On the date falling fourteen (14) days after the successful commissioning of the VESSEL EQUIPMENT

(d)	Fourth Installment equal to 10% of the Purchase Price (US$144,900): On the date falling (14) days after the Vessel's obtainment of the class approval

4.	Method of Payment:

For the value on each applicable Installment payment date, the BUYER shall remit the amount of such Installment by telegraphic transfer to KEB Hana Bank (herein called the "Bank") on account and in favour of the BUILDER, Account No. 374-910004-20732.

The Vessel Equipment Purchase Price shall be paid in full by the BUYER without any set off, counterclaim or deduction and are not subject to any settlement, discount or other special terms of payment unless the BUILDER has consented thereto in writing.

5.	Interest on Delayed Payment

If the Installment payment is not received on the due date, interest at the rate of LIBOR plus 1.0% will be charged from that date until payment is made.

ARTICLE III – DELIVERY

1.	Delivery

Delivery of the VESSEL EQUIPMENT shall take place under the conditions as set forth below:

Delivery time	On or prior to May 31, 2019
Delivery conditions	DDP (Yard)
Delivery according to	INCOTERMS 2010

Notwithstanding the delivery conditions set out in this Article 3.1 or any other terms herein, the BUYER acknowledges and agrees that all delivery costs from the port in Korea to the Yard shall be borne by the BUYER.

In case the shipyard location changes for reasons beyond the control of the Buyer, the Buyer shall notify the Builder in writing at the latest the date falling thirty (30) days prior the delivery date set out above in this Article 3.1 and the Builder shall arrange the Vessel Equipment to be dispatched to the new destination as per the terms set out above in this Article III.1 (save for change from the Yard to such new destination).

2.	Ownership/Insurance upon Delivery

The ownership of the VESSEL EQUIPMENT shall be transferred to the BUYER at the date of delivery of the VESSEL EQUIPMENT to the Yard or any other new destination as set out in the last paragraph of Article 3.2 above.  The VESSEL EQUIPMENT shall remain insured by the BUILDER against loss and damage whatsoever until the date of delivery, and, after the delivery, the VESSEL EQUIPMENT shall be insured by the BUYER.

ARTICLE IV – DELAYS

1.	Delay due to Circumstances mentioned in Article XIII

If delay in delivery is caused by any of the circumstances mentioned in Article XIII or by an act or omission on the part of the BUYER, the time for delivery may be extended by a period which correspond to the delay in delivery having regard to all circumstances in the case, and in case the delay is caused solely or partly by the BUYER, the BUILDER shall be entitled to a compensation for any additional costs, damages or losses that the BUILDER may incur.

2.	BUILDER's Notice of Delay

If the BUILDER anticipates that it will not be able to deliver the VESSEL EQUIPMENT at the time for delivery, the BUILDER shall forthwith notify the BUYER thereof in writing, stating the reason, and, if possible, the time when delivery can be expected

The Builder will not be liable for delay in the delivery of Vessel Equipment to the Buyer if the delay is caused by:

(1)	A Force Majeure Event (as further described in ARTICLE XIII);
(2)	The Buyer's failure to comply with the payment obligations;
(3)
The Buyer's failure to allow access to the Vessel, the Yard or other infrastructure and to provide in a timely manner the necessary information and instructions which are necessary for the Builder's delivery of the Vessel Equipment; and

(4)	The Buyer's failure to receive the Vessel Equipment within the agreed delivery time; and
(5)	Any other material breach by the BUYER hereunder or any occurrence of an event disrupting the delivery which is beyond the BUILDER's control.

3.	Remedies for the BUILDER's delay

If the BUILDER delays the delivery for the VESSEL EQUIPMENT not because of any of the reasons set out in Article 4.2 (1) through (5) but by its own fault, the BUYER shall be entitled to liquidated damages from the date on which delivery should have taken place provided that the BUILDER is notified within 15 working days from the BUYER's receipt of the delayed goods.  The liquidated damages shall be payable at a rate of 1% of the purchase price for the delayed VESSEL EQUIPMENT for each completed week of delay. The liquidated damages shall not exceed 5% of the purchase price of the VESSEL EQUIPMENT in question. The right to liquidated damages shall be the BUYER's sole remedy in case of delay, and the BUYER is not entitled to any other remedies in relation to such delay, except that the BUYER may cancel the sale and purchase of the VESSEL EQUIPMENT under this Agreement by serving upon the BUILDER a notice of cancellation in case the delay exceeds, other than for any of the reasons set out in Article 3 (1) to (5) above, six (6) weeks from the date of delivery set out in Article 3.1.

ARTICLE V – WARRANTY

1.	BUILDER'S WARRANTY

The BUILDER warrants that the VESSEL EQUIPMENT meets all specifications set forth in Appendix No. 1.  The BUILDER specifically disclaims all warranties of functionality, merchantability and fitness of the VESSEL EQUIPMENT for a particular purpose except as may be specifically set forth in Appendix 1 and this Article 5.

The BUILDER undertakes in accordance with the below-mentioned provisions to repair or replace any defects in the VESSEL EQUIPMENT as may be set out in Appendix No. 1 and this Article 5.

The BUILDER warrants to the BUYER that the VESSEL EQUIPMENT sold to the BUYER pursuant to this Agreement will be free from defects in material and workmanship; and will conform to the agreed specifications for a period of 12 months of the VESSEL EQUIPMENT commissioning date, or 18 months from delivery, whichever comes first, (provided, however, 5 years for the scrubber body) for the Vessel, provided that:

(a)	The BUILDER is promptly notified (within the warranty period) of any warranty claim; and

(b)
The claimed defect in the VESSEL EQUIPMENT was not caused by misuse, static discharge, abuse, neglect, improper handling, installation, unauthorized repair, alteration or accident. Modification of the VESSEL EQUIPEMENT by the BUYER, or at the BUYER's direction, unless specifically authorized in writing by the BUILDER, shall invalidate the above warranty.

The BUILDER's liability under this warranty is limited to repairing, replacing or issuing a credit to the BUYER in the amount of the unit price of the part in defect, at its election for any such claim.

The warranty of the BUILDER shall only comprise defects occurring under the pre-supposed conditions and under the proper use of the VESSEL EQUIPMENT.  The BUILDER's warranty does not cover normal wear and tear parts, defects caused by improper use (including, but not limited to, defects caused by faulty maintenance, incorrect installation (meaning installation other than as per the written installation instructions of the BUILDER ("Installation Instructions")) of the Vessel Equipment, by alterations undertaken without the consent of the BUILDER or by faulty repairs made by the BUYER.

The Builder warrants that the Exhaust Gas Cleaning System on delivery complies with MARPOL, annex VI Reg. 4, as detailed in the IMO Annex resolution MEPC 259 (68) of 15 May 2015 ("2015 Guidelines for Exhaust Gas Cleaning Systems"), item 5.3.1, scheme B, and Council Directive 1999/32/EC of 26 April 1999 as regards the sulphur content of marine fuels (as amended by Directive 2012/33/EU of the European Parliament and of the Council of 21 November 2012), Art. 4d (1) and their amendments thereafter; provided, however, that the

Builder shall have no obligation of such warranty if (i) the contents of this Agreement provides otherwise; (ii) the applicable parts of such warranty (but for such warranty) are not specifically required by this Agreement; (iii) the Vessel Equipment is manufactured in accordance with Appendix no. 1 or, as the case may be, the Buyer's instructions, orders or demands with regard to the designs, blueprints, architectural plan, layout, and material or otherwise analogous in nature and/or (iv) such warranty is in relation to requirement that became effective after the date hereof

The Builder warrants that the scrubber complies with the requirements of 2.2.26 Exhaust Gas Scrubber Washwater Discharge of VGP 2013 and their amendments thereafter; provided, however, that the Builder shall have no obligation of such warranty if (i) the contents of this Agreement provides otherwise; (ii) the applicable parts of such warranty (but for such warranty) are not specifically required by this Agreement; (iii) the Vessel Equipment is manufactured in accordance with Appendix no. 1 or, as the case may be, the Buyer's instructions, orders or demands with regard to the designs, blueprints, architectural plan, layout, and material or otherwise analogous in nature and/or (iv) such warranty is in relation to requirement that became effective after the date hereof.

Subject to the fourth paragraph of this Article 5.1, the Buyer shall give notice to the Builder in writing as promptly as possible, in any event no later than the earlier date beween the date falling thirty (30) days after discovery of any defect and the expiry of the warranty period (the "Warranty Notice Date") for which a claim is to be made under the warranties in ARTICLE V which shall include particulars as to the nature and cause of the defect and the extent of the damage caused thereby, if any. For the avoidance of doubt, the Builder will be under no obligation with respect to these warranties in respect of any claim for defects discovered after the expiry of the warranty period or any claim for defects made after the Warranty Notice Date.

2.	Sole Remedies

The remedies pursuant to Article 5.1 shall be the BUYER's sole remedies in case of a defect in the VESSEL EQUIPMENT or incorrect Installation Instruction.

ARTICLE VI – BUYER'S OBLIGATIONS IN RELATION TO THE YARD

The BUYER shall arrange for and ensure that VESSEL EQUIPMENT will be maintained in the same condition as at the time of delivery until after installation, commissioning and class approval.

The BUYER shall procure and provide the Shipbuilding Contract for the Vessel, plans, drawings and specifications and any other documents or information (the "Vessel Documents") which the BUILDER may require for its performance of this Agreement.

As to the Vessel Documents, the BUYER represents and warrants (i) the accuracy thereof, and (ii) the "as build" condition and performance of the Vessel at the time of the Agreement and at the time of the installation of the Vessel Equipment.

The BUYER acknowledges and agrees that, notwithstanding the Vessel Documents provided to the BUILDER, the BUILDER shall have no obligation to the BUYER or the YARD for the integrity or soundness of the design, construction or operation of the VESSEL with the VESSEL EQUIPMENT installed and commissioned.

THE BUYER shall indemnify, defend and hold harmless the BUILDER, its affiliates and their respective officers, directors, employees and agents from and against any claims against the BUILDER by the Yard seeking contributions from the BUILDER for the damages being claimed by the BUYER against the Yard.

ARTICLE VII – PRODUCT LIABILITY

Unless mandatory provisions in applicable law apply, the following shall govern the BUILDER's product liability:

(a)
The BUILDER shall be liable for personal injury only if it is proved that such injury was caused solely by a defect in the VESSEL EQUIPMENT or is attributable solely to negligent Installation Instruction on the part of the BUILDER or others for whom the BUILDER was responsible.

(b)
The BUILDER shall be liable for any direct damage or loss to property (other than the VESSEL EQUIPMENT), if such damage or loss is caused solely by defects in the VESSEL EQUIPMENT or is solely attributable to negligent Installation Instruction on the part of the BUILDER or others for whom the BUILDER was responsible.

(c)
The BUILDER's liability is in any event limited as set out in Article XII.  It is emphasized however, that any direct damage to property (other than the VESSEL EQUIPMENT, including, but not limited to, damage to other parts of the vessel or on the vessel itself), caused solely by defects in the VESSEL EQUIPMENT or solely attributable to negligent incorrect Installation Instruction on the part of the BUILDER or others for whom the BUILDER was responsible, as detailed in Article 7.1(b) shall, for the purpose of this Article 7.1(c), not be considered indirect or consequential. For the sake of good order any indirect or consequential loss or damage steaming from such direct damage to property shall be excluded in accordance with Article 12.1 below.

(d)	If a claim for damage as described in this Article VII is lodged against one of the Parties, the latter Party shall forthwith inform the other Party thereof in writing.

(e)
The BUILDER and the BUYER shall be mutually obliged to let themselves be summoned to the court or arbitral tribunal examining claims for damages lodged against one of them on the basis of damage allegedly caused by the VESSEL EQUIPMENT.

ARTICLE VIII – INTELLECTUAL PROPERTY

1.	Exclusive to BUILDER

The BUYER on behalf of itself and the Yard acknowledges the BUILDER's exclusive right, title and interest in and to any and all intellectual property rights which are utilized for, incorporated in or related to the design, function, structure and/or manufacture of the VESSEL EQUIPMENT (including, but not limited to the Installation Instructions). The BUYER on behalf of itself and the Yard agrees that such intellectual property rights shall remain the exclusive property of the BUILDER and that the BUYER shall not acquire any rights or interest in such intellectual property rights. Any compensation for the use of the Intellectual Property Rights related to the VESSEL EQUIPMENT in accordance with this Agreement is included in the purchase price.

All rights, title and interest in or to any and all inventions, improvement and/or modifications to the VESSEL EQUIPMENT shall be the exclusive property of the BUILDER and the BUYER shall not acquire any rights or interest thereto, except as specifically agreed in writing by the Parties.

2.	Parties' Warranty

The Parties warrant, to the best of their knowledge, that no intellectual property right of a third party is infringed during each Party's performance of its obligations under the Agreement and that such performance does not give rise to any third party claims.

ARTICLE IX – CONFIDENTIALITY

The Parties must strictly ensure that all know-how, trade secrets or other information of a confidential nature of which a Party has obtained knowledge as a consequence of this Agreement and which is not (i) already a part of the public domain, (ii) required to be disclosed by applicable law or governmental regulation, (iii) already in the possession of this Party at the time of entering into this Agreement or (iv) disclosed to this Party by a third party entitled to do so shall remain confidential and thus may only be used by the receiving Party to fulfil its obligations under this Agreement, either during the term of this Agreement or after its termination or cancellation, unless (a) specifically accepted by the relevant Party or (b) disclosure is required to be made due to applicable laws and regulations of the NASDAQ or the Securities and Exchange Commission applicable to the BUYER.

ARTICLE X – SUPERVISION

1.	Scope and Details for Supervision

The BUILDER will in addition to the delivery of the VESSEL EQUIPMENT carry out supervision of the mechanical and electrical installation of the VESSEL EQUIPMENT.

The Scope and details for the supervision are as set forth below:

-	The scope of supervision by the BUILDER shall be limited to the parts comprising the VESSEL EQUIPMENT as delivered by the BUILDER.

-	As to the period for supervision, the BUYER shall give a 4-week prior notice on or before the start of the same.

-
Each period of supervision shall last not more than 4 weeks, and, where there has been a delay due to a cause not attributable to the BUILDER (including, but not limited to, the YARD) and the BUILDER was not able to perform the supervision the commissioning relating to the VESSEL EQUIPMENT, such delay ("Supervision Delay") shall also be included in such 4-week period.

-	In the event that the 4-week period for supervision has exceeded due to the Supervision Delay, the BUYER upon demand shall pay the additional costs therefor to the BUILDER.

-	The BUILDER's working hours for supervision shall not be longer than 8 hours per day.

The BUYER shall arrange for and ensure access to the Yard for the BUILDER's representatives to supervise installation.

The BUYER shall indemnify the BUILDER from all costs by the BUILDER caused by the Delay.

2.	Installation by BUYER

Installation will be carried out by the BUYER, who shall, at its own expense, provide the skilled and unskilled labor, all equipments and everything necessary for the installation of the VESSEL EQUIPMENT, which installation shall be supervised by the BUYER.

The BUYER shall be responsible for installation of the VESSEL EQUIPMENT subject only to the BUILDER being responsible for negligent incorrect Installation Instructions provided in writing by the BUILDER, and, for the avoidance of doubt, the BUILDER's liability for such negligent incorrect Installation Instructions shall be limited to repairing, replacing or issuing a credit in the amount of the unit price of the part in defect as set out in Article 5.1 above.

ARTICLE XI – COMMISSIONING

1.	Scope and Details, Costs

When installation has been completed by the BUYER, commissioning shall be carried out pursuant to the following:

-	The scope of commissioning by the BUILDER shall be limited to the parts of comprising of the Vessel Equipment as delivered by the BUILDER

-	As to the period for commissioning, the BUYER shall give a 4-week prior notice on or before the start of the same.

-
The period of commissioning shall last not more than 4 weeks, and, where there has been a delay due to a cause not attributable to the BUILDER (including, but not limited to, the YARD) and the BUILDER was not able to perform the commissioning relating to the VESSEL EQUIPMENT, such delay ("Commissioning Delay") shall also be included in such 4-week period.

-	In the event that the 4-week period for commissioning has exceeded due to the Commissioning Delay, the BUYER upon demand shall pay the additional costs therefor to the BUILDER.

-	The BUILDER's working hours for commissioning shall not be longer than 8 hours per day.

The BUYER shall arrange for and ensure access to the Yard for the BUILDER's representatives to undertake commissioning.

2.	Costs

The BUYER shall bear all costs of the commissioning.

The BUILDER shall bear all costs relating to its personnel and its other representatives; provided, however, that the BUYER shall indemnify the BUILDER from all costs by the BUILDER caused by the Delay.

The BUYER shall provide free of charge any power, lubricants, water, fuel, raw materials and other materials required for the commissioning.

3.	Certification

Upon completion the BUILDER will provide the BUYER with a commissioning report prepared by the BUILDER which certify the commissioning.

In case commissioning has not taken place 12 months after installation of the VESSEL EQUIPMENT and this is caused solely by the BUILDER's own fault, or in case the BUILDER deems that commissioning is not possible, the BUYER's sole remedy shall be to demand a reduction of the purchase price in proportion to the reduced value of the VESSEL EQUIPMENT. For the avoidance of doubt this implies that the BUYER cannot terminate this Agreement and/or, in excess of what is set out in this Article, claim any reimbursement of costs or payment of damages due to the VESSEL EQUIPMENT not being commissioned.

After successful commissioning and certification (BUYER will do its utmost best to assist in soonest certification), all changes upon request of the BUYER shall be paid by the BUYER.

ARTICLE XII –LIMITATION OF LIABILITY

1.	General Limitation

Except as otherwise permitted pursuant to the second sentence of Article 7.1(c), in no event shall the BUILDER be liable for any special, incidental, consequential, direct or indirect loss or damage of any kind (including, but not limited to, loss of profits (including, without limitation, those in relation to charterhire or other vessel earnings or repair and replacement costs for any part of any Vessel including the Vessel Equipment), delays or damages to the business reputation) incurred by or claimed against the BUYER or any other person in connection with the transactions contemplated by this Agreement.

2.	Exclusion and Limitation of Liability

The BUYER acknowledges and agrees that the BUILDER shall have no responsibility or obligation for the design, construction or operation of the Vessel fitted with the Vessel Equipment, but only for the VESSEL EQUIPMENT, the operation and performance of the Vessel Equipment itself pursuant to Article V and the accuracy and sufficiency of the Installation Instructions, and that the BUILDER's liability therefor shall be limited to repairing, replacing or issuing a credit in the amount of the unit price of the part in defect, at its election for any such claim.

3.	Extent of Liability

The BUYER hereby expressly waives and forgoes any right to punitive, exemplary or similar damages, if any, that the BUYER may have against the BUILDER hereunder or otherwise. Furthermore, notwithstanding anything herein to the contrary, the BUILDER's aggregate liability hereunder or otherwise shall in no event exceed ten percent (10%) of the price of the VESSEL EQUIPMENT sold hereunder.

The limitations above shall apply to the liability irrespective of any theory of liability (including, but not limited to, whether in an action for contract, strict liability or tort (including negligence) or otherwise).

ARTICLE XIII – FORCE MAJEURE

1.	Force Majeure

Neither Party shall be liable for events beyond a Party's control and which that Party could not reasonably have anticipated or should have prevented, and which result in that Party not being able to comply with its obligations under the Agreement, such as loss of vessel carrying the Vessel Equipment as cargo (including, hijacking, total loss or constructive loss), labour conflict, stroke of lightning, accidental fire, war, mobilisation or military calling up of a major extent, requisition, confiscation, stipulations by authorities, insurrection and riot, as well defects or delays in deliveries from sub-suppliers due to circumstances stated above. If such circumstance has occurred, the time of compliance shall be moved forward for a period of time corresponding to the duration of the obstacle.

2.	Notice

A Party relying on this force majeure provision must immediately and in any event within 24 hours notify the other Party thereof in writing with supporting documents and must further specify the nature of the impediment, the expected duration thereof and submit all supporting evidence. Additional a notice must be given immediately, and always within 1 day, after the impediment has ceased.

ARTICLE XIV – MISCELLANEOUS

1.	This Agreement has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either Party respectively.

2.	Any amendments to this Agreement shall be made in writing and signed by both Parties in order to be valid.

3.
If any provision under this Agreement is found to be inconsistent with or void under any applicable law, the validity of the remaining provisions shall not be affected thereby. In such case the Parties shall agree to replace the ineffective provision with a provision of fundamentally the same contents, which, however, is legally valid, binding, and enforceable under the said law.

4.
Failure by any Party at any time or times to require performance of any provision of this Agreement shall in no way affect its rights to enforce the same, and the waiver by any Party of any breach or non-performance of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

5.	This Agreement may not be assigned by either Party unless consented to in writing by the other Party.

6.
Upon or before delivery or in connection with the installation of the Exhaust Gas Cleaning System or in connection with the commissioning of the Exhaust Gas Cleaning System, the Builder shall provide the Buyer with (in electronic format), all technical and operational information, and all installation and maintenance manuals in respect of the Exhaust Gas Cleaning System, including appropriate certification under MARPOL, MPEC and a list of recommended scheduled maintenance activities in relation to the Exhaust Gas Cleaning System. It is understood that some documentation may not be available due to circumstances outside the Builder's control, such as missing or delayed validation by the classification society or delayed MARPOL approval. The Builder shall make reasonable endeavors to promptly provide such documents as soon as possible.

7.
In addition to the provision of the information in Clause 6, the Builder undertakes to provide the Buyer with any information which the Buyer may reasonably request in relation to the Vessel Equipment including but not limited to any documents required for the import of the Vessel Equipment to the location of the Yard.

8.	No variation of the Agreement, including the introduction of additional terms and conditions shall be effective unless it is agreed in writing by and between the Parties.

9.	The Builder is entitled to subcontract in whole or in part any of the performance of the Vessel Equipment to a third party without the consent of the Buyer. The Builder is responsible for such subcontractor's acts and omissions as if they were the Builder's.

ARTICLE XV – APPLICABLE LAW AND JURISDICTION

1.	Governing Law

This Agreement is governed by English law.

2.	Arbitration

In the event of any dispute between the Parties as to any matter arising out of or relating to this Agreement or any stipulation herein or with respect hereto which cannot be settled by the Parties themselves, such dispute shall be settled by arbitration in London, England in accordance with the London Maritime Arbitrators Association Terms. The award thereof shall be final and binding upon both parties.

3.	Alteration of Delivery Date

In the event of arbitration of any dispute arising from any matters occurring prior to delivery of the VESSEL EQUIPMENT, all delays in delivery of the VESSEL EQUIPMENT due to such arbitration shall be deemed to be permissible delays and the delivery date shall be automatically postponed and/or extended for the period of time occupied by such arbitration commencing with the notice to arbitrate and concluding with the publication of the award.

ARTICLE XVI – TERM AND TERMINATION

1.	The Term.

The Agreement will commence on the date stated on the first page of this Agreement and will continue for five (5) years from the Vessel leaving the yard after installation unless terminated in accordance with the Agreement.

2.	Termination for material breach.

Either Party will be entitled to terminate this Agreement fully or partly if the other Party is in material breach of this Agreement and fails to remedy that material breach within thirty (30) days of written notice of that material breach.  For the avoidance of doubt, this remedy period only applies where a material breach is capable of remedy, and, for clarity, any material breach by the Builder shall mean only in a case where the Buyer's replacement or issuance of credit obligation as set out in the fourth paragraph of Article V exceeds 50% of the Purchase Price.

In case such material breach cannot be remedied, a Party may terminate the Agreement by written notice with immediate effect, without prejudice to any claim for damages that such Party may have against the other Party and the Party being on a material breach of the Agreement shall also make due compensation to the other Party for any loss and for any and all expenses incurred together with interest; provided, however, that any such claims for damages or compensations shall be deemed to have been satisfied in full, if, in case of the BUILDER's material breach, the BUILDER refunds the full Purchase Price and the BUYER delivers the VESSEL EQUIPMENT to the BUILDER in accordance with the Builder's instructions and on the Builder's expense and risk.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in Glyfada, Athens, Greece on the day and year first above written.

The BUYER: CHAMPION MARINE CO.	The BUILDER: HYUNDAI MATERIALS CORPORATION

/s/ Stavros Gyftakis	/s/ Cho, Wook Je
By: Stavros Gyftakis	By: Cho, Wook Je
Title: Director	Title: General Manager

Appendix No. 1	Description and Technical Specification of the VESSEL EQUIPMENT

1.  Scrubber Unit

	Description	Unit	Value
	Scrubber Type	-	U-Type
	Gas Sources Connected	Pcs	4
	Corresponding Sulphur Contents	%	0.1
	Back-Pressure for Scrubber Unit	mmAq	Max 120
	Sea Water Alkalinity for Scrubber design	μmol/l	2,200
	Dry Running Availability	-	No
	Maximum Dry Running Hours	hrs	Must use BY-PASS line during dry running mode
Materials	Inlet Duct	-	SMO254
	Lower Body	-	Super Duplex
	Upper Body	-	Duplex
	Mist Eliminator	-	Cheveron(or equal)
Design Conditions: NCR conditions (85% of the MCR) and 3 x DGs at 800 kW each about 19 MW

Scrubber Principal Dimension
No.	Section	Value
A	Diameter(mm)	3,800
B	Height(mm)	8,250
C	Length(mm)	7,960
D	Inlet Duct Dia.(mm)	2,870
Dry Weight(kg)		14,100

* Insulation is not included in the above dimension and it is out of maker's scope.

2.  Seawater Pump
Description	Unit	Value
Number of Units	EA	Operational : 1 / Standby : 1
Capacity	m3/h	1,386㎥/hr x 70mH2O
Type	-	Centrifugal
Materials	-	Ni-Al-Bz / Duplex

3.  Scrubber Inlet Damper
Description	Unit	Value
Number of Units	EA	4
Size	mm	Φ1,650mm x 300mmL / Φ350mm x 260mmL / Φ350mm x 260mmL / Φ350mm x 260mmL /
Type	-	2-Way Tandem Damper
Materials	-	STS316L / STS304

4.  Bypass Damper
Description	Unit	Value
Number of Units	EA	4
Size	mm	Φ1,650mm x 300mmL / Φ350mm x 260mmL / Φ350mm x 260mmL / Φ350mm x 260mmL /
Type	-	2-Way Tandem Damper
Materials	-	STS316L / STS304

5.  Seal Air Fan
Description	Unit	Value
Number of Units	EA	2(operation : 1 + Standby :1)
Capacity		4,000㎥/hr x 303.5mmH2O
Type	-	Centrifugal
Function	-	For 2-Way Tandem damper sealing
Materials	-	Cast Iron

6.  Control Panel (Automation System)

Contents	Description
Materials	RITTAL TS8885.500 Cabinet (800*1800*500)
Color(Standard)	RAL7032
Degree of Protection	IP44 Cabinet with workstation
Component
Switching Hub, Power Supply, DC UPS, DC Ground Monitor, DC24VCircuit Breaker, Noise Filter, Auxiliary Relay, Panel PC, Selector, Switch,Buzzer, EMCY Stop Button, Cooling Fan, Indication Lamp, Terminal Block,LCP, DIP, DOP, AIP, AOP, RTP, ECAP, FCAP

Voltage	DC 24V(20~36V), 150 Watts, Optional : 96~264VAC
Frequency	Optional : 96~264VAC (47~63Hz) + 3Hz
AMS(ICMS)	RS485, 2wire, Half-Duplex, 19200bps, 8bit(Data), 1bit(Stop), None(Flow),Function Code(03, 76), Slave Address(1:Control Panel)
GPS	RS422, 4Wire, Full-Duplex, 4800bps, 8bit(Data), 1bit(Stop), None(Flow),NMEA0183, ASCⅡ

7.  Water Inlet Monitoring Module

Contents	Description
Function	Provides a fully MEPC.184(59) compliant monitoring/ logging system with an integrated sampling system
Power supply	200…260 VAC 50…60 Hz (min 1.5mm2)
Power Consumption	1 A continuous. 10 A peak. Automatic fuse (C2, 6KA)
Display	4" TFT LCD color display
External Communication	Modbus TCP/IP (RJ45)
Flow Switch	1 flow switch for sample detection
Sample flow consumption	2 – 6 l/m
Sample temperature	0 – 50o C
Sample purity	Particle size of max. 2 mm
Sample condition	Avoid air in the sampling system due to risk of air lock
Supports sensor modules: PAH Module - Turbidity Module - pH/Temperature Module

8.  SO2/CO2 Analyzing System

	Contents	Description
	Power Supply	230VAC 50/60 Hz.
	Dimension	1260 x 865 x 530mm
	Measuring Method	Non Dispersive Infrared
Measuring Gas	SO2	0 ~ 1000ppm
	CO2	0 ~ 20%
	Accuracy	1% of Full Scale
	Display	7.5" LCD Touch Screen

9.  VGP compliance

Component	Unit	Quantity
Alkali Dosing Unit for Open loop type - Including Alkali Supply Pump * Alkali Storage tank with heater system not included	SET	1

10.  Power consumptions

Main Components	Reference cond. For Scrubber	Operation Profile
		Sea-going	Maneuvering	Port
Seawater Pump	320 kW	240 kW	240 kW	90 kW
Sealing Air Fan	7 Kw	7 kW	7 kW	7 kW

Appendix No. 2          Scope of Work by the BUILDER

No.	Term	Hyundai Materials	Customer
1	Basic design and engineering for scrubber equipment	●
2	Equipment and system drawings for scrubber equipment	●
3	Tag numbers for equipment, instruments	●
4	Foundations for the scrubber and electrical cabinets		●
5	Installation design engineering		●
6	Exhaust gas manifold before scrubber		●
7	Utility piping, technical water, cooling water		●
8	Structural support steel for supplied equipment		●
9	Instrumentation Package	●
10	All Tanks required capacity calculation	●
11	All Tanks manufacturing and delivering		●
12	Instrument air piping		●
13	Power and Instrumentation Wiring		●
14	Power Distribution and Switchboard		●
15	System Valves	●
16	Ship Side Valves, Including Non-Return Valve		●
17	System Installation		●
18	Supervision of Installation		●
19	Hull Penetrations and Floors		●
20	Piping Supply and Installation		●
21	Installation Survey / Technical Meeting	●
22	Bulkhead Penetrations		●
23	EGC Unit - Exhaust Gas Bellows		●
24	Instrument Air to Pneumatic Valves	●
25	Heating and Insulation		●
26	Pre-Commissioning(flushing, pressure testing of pipes)		●
27	Commissioning & crew training	●
28	Documentation for supplied ETM-B, OMM, SECP	●
29	Certificates for supplied equipment	●
30	Plan Approval	●	●
31	Preparation of Installation Instructions	●